EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-82718, 333-125279, 333-159599 and 333-54438) on Form S-8 of Entravision Communications Corporation of our report dated March 31, 2010 relating to our audits of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Entravision Communications Corporation for the year ended December 31, 2009.

Our report dated March 31, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expressed an opinion that Entravision Communications Corporation had not maintained effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ McGladrey & Pullen, LLP

Los Angeles, California

March 31, 2010